February 1, 2017

Name
Department
Dear Name:
As you know, Fidelity & Guaranty Life (“FGL”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Anbang Insurance Group Co., Ltd. (“Anbang”) and certain other parties, pursuant to which FGL will become a subsidiary of Anbang, effective as of the closing of the merger (the “Closing”).

Under the terms of the Merger Agreement, we were not able to make our December 2015 and December 2016 ordinary course discretionary long-term equity incentive awards to employees. We recognize, however, that our employees are our greatest assets and we would not be where we are today without your continued commitment and contributions to FGL. Accordingly, in lieu of such awards, FGL hereby grants to you a cash-based award in the aggregate amount of $X,XXX, subject to the terms set forth below (the “2017 Incentive Award”). This 2017 Incentive Award is intended to compensate you for the target value of the long-term equity incentive awards you otherwise would have been eligible to receive, less the portion already paid to you in December 2016 (the 2015 LTIP Bonus).

The 2017 Incentive Award will vest in three installments on the dates listed below (each date, a “Vesting Date”), subject to your continued employment with FGL through each Vesting Date:

•	December 1, 2017 - $X,XXX

•	December 3, 2018 - $X,XXX

•	December 2, 2019 - $X,XXX
Your 2017 Incentive Award will remain outstanding and will be eligible to vest on each of the Vesting Dates whether or not the Closing occurs.
Notwithstanding the foregoing, your 2017 Incentive Award will vest in full in the event that your employment is terminated by FGL or one of its subsidiaries or an acquirer without Cause (as defined in the FGL 2015 Severance Plan (the “Severance Plan”)) or your position is eliminated and you are not offered Comparable Employment (as defined in the Severance Plan) prior to the final Vesting Date. If your employment terminated for any other reason, you will forfeit the portion of your 2017 Incentive Award that is unvested as of the date of such termination of employment.
The vested portion of your 2017 Incentive Award will be paid to you, less applicable withholding taxes, on the first regular pay date following each Vesting Date or, if applicable, the first regular pay date after your employment terminates without Cause or the date you resign following not being offered Comparable Employment.

If you have any questions about the terms of your 2017 Incentive Award, please contact Karen Krug at (410) 895-0070.
Sincerely,

Christopher J. Littlefield
President & CEO

Fidelity & Guaranty Life Insurance Company | Two Ruan Center | 601 Locust St, Suite #1400, Des Moines, IA 50309
1 888 697 LIFE | 515 244 1199 (fax) | www.fglife.com